Exhibit 15.1

May 12, 2015

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We are aware that our report dated May 12, 2015 on our review of interim financial information of Varian Medical Systems, Inc. for the three and six month periods ended April 3, 2015 and March 28, 2014 and included in the Company's quarterly report on Form 10-Q for the quarter ended April 3, 2015 is incorporated by reference in its Registration Statements on Form S‑8 (No.333-188693, No.333-168444, No. 333-168443, No. 333-146176, No. 333-130001, No. 333-152903, No. 333-123778, No. 333-75531, No. 333-57006, No. 333-57008, No. 333-57010, No. 333-57012 and No. 333-161307).

Very truly yours,

/S/ PRICEWATERHOUSECOOPERS LLP
PricewaterhouseCoopers LLP